Exhibit 99.2


METROMEDIA INTERNATIONAL GROUP, INC.                      8000 TOWER POINT DRIVE
                                                             CHARLOTTE, NC 28227
                                                                    704-321-7380


October 10, 2006



Black Horse Capital
45 Rockefeller Plaza, 20th Floor
New York, New York 10111
Attn: Dale B. Chappell, Managing Member


Dear Mr. Chappell

     We write in response to your letter to us dated October 1, 2006 and wish here to address certain significant misperceptions set out in that letter.

     First, we are well aware of our fiduciary duties and take these duties very seriously. We are well advised and informed, and we have consistently acted and will continue to act in accordance with those duties.

     Second, the current offer from the bidding group (the "Bidding Group") announced in the October 2, 2006 press release of Metromedia International Group Inc. (the "Company" or "Metromedia") reflects valuation of the Company's Georgian business interests in the high range of recent transactions involving peer group companies operating in the region's emerging markets. This fact, which you may independently verify by drawing on publicly available data, suggests that the Company's interests are not being materially undervalued in the proposed transaction as was speculated in your letter. Conversely, we believe that the facts indicate the proposed transaction, when compared with recent comparable transactions for similarly situated companies, represents a compelling acquisition proposal which affords an attractive and realistically achievable opportunity to monetize for our shareholders the value developed in the Company through the preceding three years of restructuring.

     Moreover, the anticipated eventual distribution of proceeds arising from consummation of the presently proposed purchase would deliver to the Company's common stockholders an amount exceeding both the ninety calendar-day average trading price for their stock and the prior-twelve-month average price referred to in your letter (i.e., $1.5298). Although we agree with you that limited earlier public disclosure of the financial condition of the Company's principal assets may have had some, albeit unknown, bearing on the market's assessment of the Company's common stock, we do not agree that the historical trading averages

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reflect a "depressed market price" as suggested in your in your letter. Actual common stock market prices have undoubtedly reflected a wide range of investor considerations, not the least of which would include the significant claim of preferred shareholders on the enterprise value of the Company and the unusual risks connected with operation in markets where the Company does business; both of which have been long known and clearly disclosed to the investor community.

     In its October 2, 2006 announcements, the Company publicly disclosed preliminary Magticom fiscal year 2006 projected EBITDA and preliminary fiscal year 2005 financial results. It also disclosed the impact of restatement activities on Magticom's fiscal year 2004 financial results which had been estimated in an earlier 2005 Company press release. This information should enable you and other Company stockholders to evaluate the relative attractiveness of the proposed transaction well before any binding agreement is executed. We believe that if you soberly assess this data in the context of recent transaction activity for comparable businesses, you will conclude as we have that the Bidding Group's proposal reflects a clearly attractive valuation of the Company's assets.

     Third, we believe that, given present circumstances, pursuit of a Chapter 11 filing in connection with consummating the proposed transaction is an effective and transparent means for delivering the significant value represented by the Bidding Group's proposal to the Company's stockholders. The decision to pursue this course did not arise spontaneously or in a vacuum and must be evaluated in the context of other realistic alternatives available to maximize stockholder value.

     In early 2005, when the Company executed an agreement to sell its remaining business interests in Russia, this Board had decided to continue to operate the Company's businesses in the Republic of Georgia as a going concern, to devote the resources realistically available to further develop and expand these business interests, and thereby to further enhance stockholder value. We disclosed this general strategy in announcements made at the time and since. In pursuit of this strategy, as a matter of prudence we always left open the option to consider any attractive proposal that might prove to be in the best interests of our stockholders. The original proposal now distilled in the Bidding Group's offer was unsolicited. However, given the attractive valuation of Company assets reflected in the proposal, the Board concluded that we were required, in the discharge of our fiduciary duties, to seriously consider it. We further concluded that potential loss of the proposal resulting from any delay on the part of the Company could actually be detrimental to the best interests of the Company's stockholders. We had no factual basis then or now to believe value for the stockholders comparable to that represented by the proposal would be readily obtained by other means.

     To act on the Bidding Group's offer would require either a stockholder vote in accordance with the securities laws or, in the alternative, liquidation via a court-supervised process. The Company's has not timely filed periodic reports with the United States Securities and Exchange Commission and thus, pursuant to U.S. securities laws, it cannot issue the proxy and disclosure statements required to organize a stockholder vote. Given the significant amount of work

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yet required to reach currency in reporting, this inability to organize a conventional stockholder vote will exist for an extended period. The Company's tardiness in filing periodic reports stems from addressing significant complexities in the Company's past activities and difficulties in reconciling present US public company reporting obligations with operations conducted solely in foreign emerging markets. These causes are not related in any respect to the proposed transaction; but, the effect of the reporting tardiness does significantly limit the means available for consummating that transaction.

     Cognizant that any material delay in consummating a transaction due to the Company's reporting difficulties would likely result in withdrawal of the Bidding Group's offer, we viewed liquidation as the best means reasonably available to secure the outstanding value represented by that offer for our stockholders. In reaching this conclusion, we specifically considered that any other potential bidder will have ample time, beginning now and through the planned chapter 11 auction process, to consider a strategic transaction with the Company. The court-ordered procedures for the auction, along with court supervision over the auction process, will ensure that the necessary time and resources are available for a third party to make a superior offer, if it wishes to do so.

     Any buyer practically capable of acquiring the Company's assets in the price range contemplated by the pending proposal will certainly have the means and sophisticated advisors ready and available to evaluate the Company's assets and navigate the applicable laws associated with the chapter 11 case. In addition, the payment of any related break-fee or expense reimbursement of the nature contemplated by the proposed transaction with the Bidding Group is not sufficiently large to discourage prospective suitors from exploring a transaction if they were determined to do so. The sixty-day exclusivity period accorded to the Bidding Group was a not unreasonable precondition to their further pursuing the transaction at the proposed price level. It does not, in our view, diminish the prospects for a competing bid in any way and does not prevent a third party from using the Company information publicly available to prepare for the chapter 11 auction process if and when a definitive agreement is executed with the Bidding Group.

     In all, the decision to pursue court-supervised liquidation as the means of consummating the transaction proposed by the Bidding Group, or any similar transaction, was forced largely by pre-existing circumstances unrelated to the proposed transaction itself. This approach, however, does assure a high degree of transparency, does not materially limit competition for the Company's assets, and will enable the Company to seize an outstanding value for its stockholders while avoiding considerable costs and delays attendant to bringing the Company to full currency in financial reporting.

     You may conclude that dropping further consideration of the Bidding Group's offer in favor of continuing business activities abroad is a preferred course of action at this juncture. We have long and carefully considered this. In those deliberations we soberly observe several factors as having greatest significance. Material growth in value of our foreign operations would require capital investment well beyond that which could be fueled from operating cash

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flows. Absent such investment, we can expect further organic growth in those operations, but no change-in-kind explosion in overall enterprise value. Thus, securing a significant step change in enterprise value would demand fund-raising that would be dilutive to our current stockholders' interest, even if agreement among those stockholders (and the Company's partners abroad) for such a measure could actually be achieved. Second, our businesses operate in regions of high political, social and economic volatility and uncertainty. Even if we were to amass sufficient investment capital to pursue material business expansion, the investors, including our current stockholders, would face continuing risks of a very different nature than are typical of US public company undertakings. Finally, our Company faces all the obligations of present regulation of US publicly traded companies, yet all of its operations take place in foreign emerging markets with little or no precedent for such regulation. The overhead cost of meeting present US public company standards under such conditions is very significant, and it is uncertain whether the Company, despite best efforts, can routinely meet its obligations.

     The choice between acting on the present acquisition proposal and pursuing continued business operations under the aforementioned conditions is essentially a judgment as to which path secures best present value for the stockholders. In our view, and after long, careful and well-informed consideration of the relevant issues, we believe the very attractive and immediately realizable value represented by the Bidding Group's proposal exceeds the present value of continuation of business abroad adjusted for all the risks and costs attendant thereto. You may ask why the Bidding Group would offer the attractive price it has, given this Board's conclusions as to the prospects of continuing business operations. The evident answer is that, with respect to the most significant issues mentioned earlier, the Bidding Group's circumstances and those facing the Company differ fundamentally. In our carefully considered view, the proposed transaction represents a win-win situation, in which our stockholders can exit having realized value greater than would derive from pursuing a complex, risky and expensive continuation of the Company's business operations abroad.

     Fourth, be advised that the Board has undertaken to retain Evercore Partners to opine on the fairness of the consideration to be received by the Company in the proposed transaction with the Bidding Group. However, in view of the significant value represented by the proposed transaction, the limited number of parties with practical interest in acquisition of the Company's assets at this valuation level, the fact that such parties as part of their normal business development activities are undoubtedly already aware of Magticom and would be poised to act promptly if they wished to pursue an acquisition, and the capacity of a court-supervised auction procedure to effectively address any realistic third party interest in the Company's assets, the Board does not believe hiring a financial advisor to "shop" the deal in a non-bankruptcy context is an appropriate use of Company funds, or is in the best interests of the Company's stockholders given the totality of the circumstances. Those circumstances include the fact that the Bidding Group's very attractive pricing proposal was preconditioned on exclusivity, and that there is no assurance any other more attractive proposal could be secured in a "shopping" exercise. They

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also include the real prospect that "shopping" the Company's assets could as well be value destructive given the social, political and operational sensitivities associated with the Company's operations in Georgia.

     Fifth, as noted in our October 2, 2006 press release, there has been longstanding disagreement among holders of the Company's two classes of stock concerning the claim each might have on enterprise value generated through resolution of the Company's earlier financial difficulties. In reaching the negotiated agreement with preferred stockholders, we acknowledged the priority nature of their rapidly increasing claim in the event the Company faced liquidation of its remaining assets. Given the practical limitations imposed by the Company's present and historical condition on raising significant additional investment capital, the inability of the Company to file current period reports in the immediate future, and the ongoing risks of operating in an emerging market with significant political uncertainties, the prospect of the eventual sale of foreign operating assets rather than their continued aggressive development has been ever present. If undertaken without some concession by the preferred stockholders, however, such a sale could result in distributions to the Company's common stockholders of materially less than market trading price. The opportunity presented by the Bidding Group's proposal, coupled with the concessions granted by certain preferred stockholders representatives, enables the Company to wrap up its operations while still delivering to common stockholders a premium to the market trading price of the Company's stock.

     You may disagree with the distribution of proposed sale proceeds negotiated with representatives of the preferred stockholders. Indeed, such disagreement has long precluded any effective rationalization of the Company's two-class stockholding structure. However, progress toward realizing the significant value implied by the Bidding Group's proposed transaction for any of the stockholders could not occur without concrete assurances that the transaction would not bog down under competing stockholder claims. No practical buyer would assume the risks attendant to such claims, and the Board would not initiate a proceeding wherein such claims could ultimately result in treatment which, in its view, would be unfair to the Company's common stockholders. In practical terms, this meant that the preferred stockholders' more senior claim would have to be fixed by pre-agreement at a level which the Board believed to be fair to common stockholders, or no transaction could occur. The present agreement with the preferred stockholders was negotiated in this spirit. We believe that while the agreement may disappoint some, as is the case in any compromise settlement, on balance it appropriately reflects the significant and growing size of the preferred stockholders' claim and delivers fair value to the common stockholders when measured against actual market performance of the common stock.

     Sixth, as you correctly note in your letter, the Company and Esopus Creek Capital entered into a stipulation and order pursuant to which the Company agreed to hold an annual meeting of stockholders for the election of directors on December 15, 2006. As you may not know, however, before entering into that stipulation and order we invited Esopus Creek on multiple occasions to execute a

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nondisclosure agreement, which would enable us to inform Esopus Creek of our discussions with the Bidding Group and the likelihood of a strategic transaction, and also to provide Esopus Creek with the benefit of the other confidential information that had been made available to you and other stockholders who agreed to sign a nondisclosure agreement. This offer was in no way conditional on Esopus Creek forgoing its right to pursue a court ordered meeting for the election of directors. Our goal was only to ensure that Esopus Creek was in possession of all relevant information before making any final determination as to its course of action. We could not convey such information to Esopus Creek nor even the reason for its importance to the discussion without a nondisclosure agreement. Esopus Creek declined to enter into such an agreement and instead pursued the stipulation and order that included the December meeting date.

     Esopus Creek has presented nominations, valid pursuant to the Company's by-laws, of five individuals to stand for election to the Company's Board at the upcoming stockholders meeting. Due to the issues connected with tardiness in filing its periodic reports, the Company cannot issue a proxy or any other solicitation concerning its Board nominees. Such nominations can only be made at the meeting itself. However, as a gesture of good faith and transparency, we have agreed to temporarily expand the Board and place one of the Esopus nominees on the Board immediately.

     Seventh, in formulating the incentive bonuses to be granted in connection with the proposed transaction, the Board considered a number of factors, including, among other things: the enormous increase in enterprise value created through the previous three years of effort; the leadership and extraordinary service provided throughout a continuing series of challenging events undertaken in hardship locations and under often extreme circumstances during this same period; the level of compensation paid to executives and directors at other companies within a selected peer group; and the fact that since the restructuring efforts started over three years ago, our executives and directors have not been granted any equity in the Company to reward them for their value creation as would otherwise be customary in similarly situated companies. The Board also considered the fact that our management team works on behalf of all our stockholders, not just our common stockholders, and that any bonus award should properly recognize the gains they have secured for all stockholders. Based on these reasonable considerations, the Board concluded that the total incentive compensation to be granted to the executive officers and directors in relation to the overall compensation to be received by the Company in the proposed transaction is quite appropriate and hardly excessive. The Board stands by this determination.

     You should also be advised that we have granted the Bidding Group authority to commence discussions with the Company's Chief Executive Officer, Mark Hauf, to explore with him the possibility of continuation of his services with the Bidding Group or one of its members or their respective affiliates. It came as no surprise to this Board and should be of no surprise to you or any other stockholder that the Bidding Group would be interested in retaining Mr. Hauf's expertise and extensive knowledge and contacts relating to the Company's principal operating assets in Georgia. The fact that he may later join with the

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Bidding Group in pursuing further developments in Georgia or elsewhere does not, in the Board's opinion, diminish the value of his noteworthy efforts in leading the restructuring of our Company which resulted in the significant value creation evident in the Bidding Group's proposal. Furthermore, given the circumstances and manner in which the proposed transaction has been structured, we believe any interest by Mr. Hauf in post-transaction operations does not conflict in any way with the present interests of the Company or its stockholders. Mr. Hauf has been forthright throughout as to the possibility of his post-transaction involvement with the Bidding Group and members of our Board and its advisors have been directly involved throughout the negotiations with the Bidding Group to ensure that no conflict of interest exists; and we will continue such measures to ensure that any post-transaction relationship considered by Mr. Hauf and the Bidding Group does not conflict with the best interests of the Company and its stockholders.

     Lastly, in keeping with our fiduciary responsibility to all stockholders, we continue to pursue measures as set out here with the firm belief that this will derive maximum value readily available for the Company's stockholders. We are focused on our goals, and we intend to deliver. Subject to the requirements of the letter of intent entered into with the Bidding Group, we would certainly consider any alternative in pursuit of those goals that presents itself. You have stated that you would like to participate in a constructive manner in this process, and we hope that you will agree that there is more to be gained by working together than by taking a confrontational approach with public rhetoric.

     We understand that you may have a different point of view, but we hope that our recent disclosures and the further information set out in this letter will afford you a better perspective on the Company's operations and financial position and will help you appreciate both the significant value to be realized for the stockholders in pursuing the present proposal and the thoughtful determinations undertaken to make that proposal a reality. We also hope that you can appreciate the sustained and careful review we, as independent and disinterested fiduciaries, have given this matter over a long period of time. Make no mistake about it, we are not distracted in pursuit of our duties by ill-informed threats or misleading statements, and we will continue with the best of our abilities to work for the benefit of all stockholders.

                                            Sincerely,

                                            The Board of Directors of Metromedia
                                            International Group, Inc.